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                                                                  EXHIBIT 11.1

                     STEVENS INTERNATIONAL, INC. AND SUBSIDIARIES
                  COMPUTATIONS OF NET INCOME (LOSS) PER COMMON SHARE
                                     (UNAUDITED)
                    (Amounts in thousands, except per share data)



                                          Three Months Ended  Nine Months Ended
                                             September 30,      September 30,
                                             2000     1999      2000      1999
                                           -------   ------   -------   -------
 Basic and diluted:

 Weighted average shares
   outstanding - basic                       9,502     9,492    9,502     9,492
 Assumed exercise of Series A and B
  stock options (Treasury stock method         ---       ---      ---       ---
 Assumed exercise of warrants                  ---       ---      ---       ---

 Total common share equivalents - diluted    9,502     9,492    9,502     9,492

    Net (loss)                             $  (364)  $  (994) $(4,018)  $ ( 946)
                                           =======   =======  =======   =======
 Earnings (loss) per share - basic
  (Note 8)                                 $ (0.04)  $ (0.10) $ (0.42)  $ (0.10)
                                           =======   =======  =======   =======

 Earnings (loss) per share - diluted
  (Note 8)                                 $ (0.04)  $ (0.10) $ (0.42)  $ (0.10)
                                           =======   =======  =======   =======


     See notes to consolidated condensed financial statements.


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